Exhibit 10.18

DESCRIPTION OF COMPENSATORY ARRANGEMENTS

BETWEEN REGISTRANT AND DIRECTORS

Each director (other than the Chairman of the Board) who is not a Company employee is paid an annual retainer fee of $30,000. Each non-employee director is also paid $2,000 for each Board meeting attended in person, $1,000 for each Board meeting attended by telephone and $1,000 for each Board committee meeting attended in person or by telephone. The director who chairs the Audit Committee of the Board is paid an additional annual retainer fee of $15,000. The directors who chair the Compensation and the Nominating and Governance Committees of the Board are each paid an additional annual retainer fee of $5,000.

Mr. Lauer, Chairman of the Board, stepped down as Chief Executive Officer on December 31, 2003. He will continue to be an employee of the Company until his planned retirement as an employee on June 30, 2004. Until that date, he will receive a base salary at an annual rate of $200,000, will be eligible to continue to participate in benefit plans that are available generally to other employees, will be eligible to continue to participate in the Varian, Inc. Supplemental Retirement Plan, will continue to be provided with a Company-leased automobile, and will be reimbursed for financial planning and tax services, all to the same extent while he served as Chief Executive Officer. Effective July 1, 2004, following Mr. Lauer’s retirement as an employee, Mr. Lauer will be paid an annual retainer fee of $120,000 (in lieu of any other annual retainer, committee chair or attendance fees) as the non-employee Chairman of the Board, will no longer receive the benefits and perquisites that he received as an officer of the Company, and will no longer participate in benefit plans available only to employees of the Company.

Directors may elect to receive, in lieu of all or a portion of the foregoing fees, shares of the Company’s common stock based on the fair market value of the stock on the date the fees would have been paid. In addition, under the Company’s Omnibus Stock Plan, each director who is not a Company employee receives upon initial appointment or election to the Board a nonqualified stock option to acquire 10,000 shares of the Company’s common stock, and receives annually thereafter a nonqualified stock option to acquire 5,000 shares of the Company’s common stock. Pursuant to this provision of the Omnibus Stock Plan, Mr. Lauer will receive a nonqualified stock option to acquire 10,000 shares of common stock on July 1, 2004, the date he becomes a non-employee director; he will receive annually thereafter a nonqualified stock option to acquire 5,000 shares of common stock. All such stock options are granted with an exercise price equal to the fair market value of the Company’s common stock on the grant date, are vested and exercisable beginning on the grant date and have a ten-year term.

Each director is reimbursed for all reasonable out-of-pocket expenses that such director and his or her spouse incurs attending Board meetings and functions.